Exhibit 10.4

SYNNEX CORPORATION EXECUTIVE PROFIT SHARING PLAN

1. Purpose

The purposes of the SYNNEX Corporation Executive Profit Sharing Plan (the “Plan”) are to provide a reward and an incentive to the executive officers of SYNNEX (the “Company”) or its subsidiary corporations who have contributed and in the future are likely to contribute to the success of the Company and to enhance the Company’s ability to attract and retain outstanding persons to serve as its executive officers.

2. Administration

The Plan shall be administered by the Compensation Committee (“Committee”) designated by the Board of Directors from among its members who are not eligible to receive an award under the Plan, and which shall be composed exclusively of two or more “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable regulations thereunder.

The Committee shall have full power and authority to administer and interpret the Plan, to approve a pre-established objective performance measure or measures annually, to consider any executive management recommendations, to certify the level to which each performance measure was attained as represented by executive management prior to any payment under the Plan, to approve the amount of awards made under the Plan, to determine who shall receive any payment under the Plan, and to adopt such rules, regulations and guidelines for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable.

All determinations, interpretations and actions of the Committee and all actions of the Board of Directors under or in connection with the Plan shall be final, conclusive and binding upon all concerned. Any member of the Committee who, at the time of any proposed award or at the time an award is made, is not an “outside director” as defined for purposes of Section 162(m) of the Code shall abstain from, and take no part in, the action on the award.

3. Eligibility

Executive officers who are determined by the Board of Directors to be executive officers under Section 16(b) of the Securities Exchange Act of 1934, and who are designated by the Committee as participants in the Plan for a given fiscal year, shall be eligible to receive awards under the Plan.

4. Awards

The Committee shall establish fiscal year incentive award targets for each participant. Individuals who become participants during a fiscal year may be eligible for an award for that year.

During the first ninety days of each fiscal year (or within such other period as may be required by Section 162(m) of the Code), the Committee shall establish in writing specific performance goals for each participant which must be achieved in order for an award to be earned under the Plan for that fiscal year. Such performance goals may be based upon any one or more of the following: net income per share, revenue, cash flow, earnings per share, return on equity, total stockholder return, share price performance, return on capital, return on assets or net assets, income or net income, operating income or net operating income, operating profit or net operating profit, operating margin or profit margin, return on operating revenue, return on invested capital, sales productivity, sales growth, market segment share or similar financial performance measures as may be determined by the Committee. The performance goals may be established on a cumulative basis or in the alternative, and may be established on a stand-alone basis with respect to the Company or any of its operating units, or on a relative basis with respect to any peer companies or index selected by the Committee.

The pre-established performance goals shall state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the participant if the goal is attained. The performance goals shall be established in a manner such that a third party having knowledge of the relevant facts could determine whether the performance goals have been met and the amount to be paid to the participant. If the applicable threshold performance goals established for a participant are not achieved, the participant will not be eligible for payment of an award.

Awards shall be payable following the completion of the applicable fiscal year upon certification by the Committee that the Company achieved the specified performance goals established for the participant. Notwithstanding the attainment by the Company of the specified performance goals, the Committee has the discretion, for each participant, to reduce some or all of an award that would otherwise be paid to such participant. In addition, the Committee has discretion, for each participant who is not a “covered employee” for purposes of Section 162(m) of the Code, to increase some or all of an award otherwise due upon attainment of the specified performance goals. In no event may a participant receive an award of more than $1,300,000.00 under the Plan for any fiscal year.

5. Payment.

Payment of earned awards shall be made in cash within two and one-half months after the end of the applicable fiscal year.

6. Termination of Employment.

Termination of employment with the Company or its subsidiaries prior to the end of the fiscal year for any reason (whether voluntary or involuntary) shall result in forfeiture of all opportunity to receive an award under the Plan, provided that the Committee shall have discretion to provide for payment of a pro rata portion of an otherwise earned award in appropriate circumstances.

7. Amendment of the Plan

The Board of Directors and the Committee shall each have the power, in its sole discretion, to amend, suspend or terminate the Plan at any time, except that:

(i) no such action shall adversely affect rights under an award already made, without the consent of the person affected; and

(ii) without approval of the Company’s stockholders, neither the Board of Directors nor the Committee shall amend the Plan in a manner that would require stockholder approval to qualify the awards hereunder as performance-based compensation under Section 162(m) of the Code.

8. Miscellaneous

The obligation to pay the bonuses awarded under the Plan shall at all times be an unfunded and unsecured obligation of the Company. Participants shall have the status of general creditors and shall look solely to the general assets of the Company for the payment of their bonus awards. The Company shall bear all expenses and costs in connection with the operation of the Plan.

9. Effective Date

The Plan has been approved by the Compensation Committee on January 5, 2009, and it is subject to approval by the Company’s stockholders. The Plan shall be submitted to the Company’s stockholders for approval at the Annual Meeting of Stockholders to be held in 2009, and (i) if approved by the stockholders shall be effective for 2009 or (ii) if not approved by the stockholders, no award may be paid under this Plan.

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